EXHIBIT 99.1

AntriaBio Files Investigational New Drug Application for Once-Weekly Basal Insulin
AB101

LOUISVILLE, CO – (Marketwired) – June 5, 2017 – AntriaBio, Inc. (“AntriaBio or the “Company”) (OTCQB: ANTB), a biopharmaceutical company specializing in the development of innovative drug therapies for patients with diabetes and metabolic diseases, announced today that it has filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for AB101, a once-weekly basal insulin for patients with diabetes mellitus. The Company intends to subsequently initiate a Phase 1 first-in-human clinical study.

Preclinical studies of AB101 have demonstrated a comparable activity to regular human insulin in vitro and a weekly insulin time-action profile in animals, with no acute or delayed sudden insulin increase. These studies also suggest that an ultra long-acting insulin such as AB101 may potentially stabilize endogenous insulin-glucose homeostasis and reduce glycemic variability. These observations occurred at clinically relevant dose projections, demonstrating proof of concept of the potential for AB101 as a weekly subcutaneous basal insulin therapy for patients.

The first-in-human Phase 1 study will assess the safety and tolerability, pharmacokinetics and time-action profile of single ascending doses of AB101, administered to subjects with type 1 diabetes mellitus. Prosciento, formerly known as Profil Institute for Clinical Research, will conduct the study.

Nevan Elam, AntriaBio’s Chairman and Chief Executive Officer stated, “Following the positive data from our preclinical proof of concept studies in three animal species, we are excited for AB101 to enter the clinic as this is the next critical step along the path to achieve our ultimate goal of providing an important new treatment option for patients suffering with diabetes.”

About AntriaBio, Inc.
AntriaBio is a patient-centric biopharmaceutical growth company specializing in the development of innovative drug therapies for patients with diabetes and metabolic diseases. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a >$10 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
 This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
 (650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio Inc.